Exhibit 10.1

EXECUTION COPY

May 7, 2018

Mr. Paul Cowan

[Address]

Re:	Separation Agreement

Dear Mr. Cowan:

Thank you for your service to Quotient Limited (the “Company”). This letter, when fully executed, will constitute the separation agreement (“Separation Agreement” or “Agreement”) between you and the Company concerning the terms of your separation from employment with the Company.

1. Termination of Employment. Your employment with the Company and its affiliates terminated, as a result of your retirement, on March 21, 2018 (the “Separation Date”). You hereby resign from all directorships, officerships and other positions with the Company and its controlled affiliates. You agree to sign all appropriate documentation, if any, prepared by the Company in connection with your retirement. The Company and you hereby waive any notice of termination requirements provided in the Service Agreement, dated February 16, 2012, between Quotient Biodiagnostic Holdings Limited and you (the “Service Agreement”).

2. Ad-hoc advisory Services. During the period between the Separation Date and the one-month anniversary of the Separation Date (the “Transition Period”), you agree to serve as a consultant to the Company. During the Transition Period you will make yourself reasonably available and use your reasonable efforts to provide transitional support as reasonably requested by the Company. In consideration for such services, you will receive a payment on the date hereof, of $44,583. Following such one-month period, you will perform ad-hoc advisory services on behalf of the Company as reasonably requested by the Board for which you will be paid at the rate of 5000 CHF per day / 600 CHF per hour plus reasonable out-of-pocket expenses. You shall not hold yourself out as a representative of the Company or its controlled affiliates, including, but not limited to, communicating with customers, investors, or employees, except as explicitly directed by the Board. The parties hereby acknowledge and agree that: (i) as of the date hereof, you are not in possession of any Company MNPI (as defined below) and (ii) they will, in connection with any ad-hoc advisory services provided after the Transition Period, cooperate in good faith to avoid any action or circumstance where you are provided with or knowledge is imputed to you of any Company MNPI without your consent. “Company MNPI” means any information not already known to you that may be considered material non-public information related to the Company or its securities or that may otherwise limit or be construed to limit your ability to trade in the Company’s securities under the rules and regulations promulgated by the U.S. Securities and Exchange Commission. Any Company MNPI that is so provided or imputed to you shall be subject to Section 10 hereof.

3. Final Payment. You will be paid your earned salary through the Separation Date.

4. Benefits. Provided that you (i) use your reasonable efforts to continue to provide services to the Company as set forth above, (ii) cooperate with the Company after the Separation Date as described below, and (iii) do not breach your covenants and obligations set forth in the Service Agreement, the Company will provide you with the following benefits (the “Benefits”):

a)	All unvested options to acquire ordinary shares of the Company (“Options”) which you hold that are scheduled to vest within twelve months following the Separation Date will remain outstanding and vest and become exercisable on their regularly scheduled vesting dates; all other unvested Options you hold will be forfeited on the Separation Date; all outstanding and vested Options which you hold will remain exercisable until the twelve month anniversary of the Separation Date after which they will expire.

b)	All MRSUs and RSUs which you hold are hereby terminated, other than the 30,000 RSUs that are eligible to vest upon receipt of the CE mark, which shall remain outstanding and be eligible to vest upon receipt of the CE mark.

c)	You will receive an annual cash bonus of $496,000 for the fiscal year ending March 2018, which will be paid on or prior to August 1, 2018.

d)	Your accrued and vested benefits under any other Company benefit plans, and any reimbursements you are entitled to under current Company policies for periods before the Separation Date, will be paid or reimbursed to you in accordance with the terms of the applicable Company benefit plan or policy. You shall submit all reimbursable expenses within seven days of the date hereof.

5. Company Property. If you have any Company property in your possession, including any automobile leased by the Company for your use, you agree to return it to the Human Resources Department within 14 days following the end of the Transition Period of your Separation Date. Company property includes work product, electronic devices and other physical property of the Company. This includes equipment, supplies, keys, security items, credit cards, passwords, electronic devices, laptop computers, cellular phones and Blackberry devices. You must also return all originals and any copies of Company records. This includes any disks, files, notebooks, etc. that you have personally generated or maintained with respect to the Company’s business, as well as any Company records in your possession. In addition, you and the Company agree to cooperate in good faith in identifying, providing you access to and appropriately segregating property belonging to you and currently maintained at the Company.

6. General Release. You knowingly and voluntarily (for yourself, your spouse, your heirs, executors, administrators and assigns (collectively, the “Releasing Parties”)) release and forever discharge the Company, its controlled affiliates and its current and former directors, officers, employees and agents (collectively, the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this Agreement) and whether known or unknown, suspected, or claimed, against the Company or any of the Released Parties which any Releasing Party, may have, which arise out of or are connected with your employment with, or your separation or retirement from, the Company (including, but not limited to, any rights related to RSUs or MRSUs, any rights under the Service Agreement and any rights related to any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (collectively, “ADEA”); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable executive orders; the anti-retaliation provisions of the Fair Labor Standards Act; or their state or local counterparts, or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, libel, slander, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). By signing this Agreement, you are representing to the Company that you fully understand this paragraph and have had an opportunity to seek legal advice regarding this paragraph and this Agreement before signing this Agreement. Finally, you are representing that you fully understand that the filing of any Claim shall constitute a rejection or breach of our agreements contained herein. You also waive and release and promise never to assert any such Claims, even if you do not believe that you have such Claims. You are not waiving or releasing any Claims arising under this Agreement or that cannot be waived as a matter of law.

7. Continued Assistance. You will reasonably cooperate with and reasonably assist the Company and its representatives and attorneys as reasonably requested with respect to any investigations, litigation, arbitration or other dispute resolutions by being available for interviews, depositions and/or testimony in regard to any matters in which you are or have been involved or with respect to which you have relevant information. The Company will reimburse you for reasonable expenses you may incur for travel in connection with this obligation to assist the Company. In addition, the Company will compensate you as per paragraph 2 above for all time spent providing such assistance.

8. Future Activities. You will not be employed or otherwise act as an expert witness or consultant or in any similar paid capacity in any litigation, arbitration, regulatory or agency hearing or other adversarial or investigatory proceeding against the Company. In addition, at no time in the future will you voluntarily have any contact with any of the Company’s current or former employees for purposes of soliciting, advising about or discussing their participation or potential participation in any litigation, arbitration, regulatory or agency hearing or other adversarial or investigatory proceeding against the Company. Nothing in the Separation Agreement shall prevent you from responding truthfully to informal or formal requests for information from governmental authorities or your taking any actions provided for in the preceding sentence in connection with any litigation asserted against the Company and/or you. You shall promptly notify the Company of any such requests. Nothing in this Agreement shall prohibit or impede you from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. You acknowledge and agree that you remain subject to your obligations set forth in the Service Agreement, including, but not limited to, Section 14 thereof.

9. Preserving Name and Reputation. You will not at any time in the future defame, disparage or make statements or disparaging remarks which embarrasses or causes material harm to the Company’s name and reputation or the names and reputation of any of its officers, directors or employees. “Disparagement” as used herein means the form and substance of any communication, regardless of whether or not you believe it to be true, that tends to degrade or belittle the Company or subject it to ridicule or embarrassment. This paragraph 9 does not apply to statements made pursuant to or in connection with court proceedings or under penalty of perjury; however you agree to give advance notice to the Company of such an event, to the extent practicable. The Company shall cause its executive officers and directors not to defame, disparage or make disparaging statements or disparaging remarks about you.

10. Confidentiality. During the Transition Period and at all times after the Separation Date, you shall keep secret and retain in strictest confidence, and shall not use for your benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Company’s business and the business of any of its controlled affiliates (the “Confidential Information”), including (a) its investors’ names, addresses, operations, buying patterns, pricing and discounting, special requirements, financial and or contractual relations, bids and bidding practices and related information; (b) its personnel, including their names, home telephone numbers, addresses, skills, abilities, test results, evaluations, work history, and related policies, and (c) information relating to the Company’s training, operations, advertising, marketing, financial policies and practices, business strategies, information systems and technology, financial information and other non-publicly disclosed information. You acknowledge that the Company’s Confidential Information is proprietary and that you may never disclose any such information to any person or entity at any time, including after the Separation Date. You agree this paragraph is a material provision of this Separation Agreement and that in the event of breach, you will be liable for the return of the value of all consideration received as well as any other damages sustained by the Company.

11. Forfeiture. In the event that you breach any of your obligations to the Company under this Separation Agreement, the Employment Agreement or as otherwise imposed by law, the Company shall be entitled to stop payment of any benefit due under this Separation Agreement and shall be entitled to recover any benefit paid under the Separation Agreement and to obtain all other relief provided by law or equity, including, but not limited to, injunctive relief.

12. No Admission/Offer of Compromise. By making this retirement offer, the Company is not admitting liability or responsibility for any past due wages or other consideration. Any alleged responsibility or liability on the part of the Company has been and continues to be denied. In addition, this retirement offer constitutes an offer of compromise pursuant to the applicable rules of evidence.

13. Governing Law and Venue. To the extent not preempted by federal law, the provisions of this Separation Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction. Each party hereby agrees that the State of Delaware is the proper venue for any litigation seeking to enforce any provision of this Separation Agreement, and each party hereby waives any right it otherwise might have to defend, oppose, or object to, on the basis of jurisdiction, venue, or forum nonconveniens, a suit filed by the other party in any federal or state court in Delaware, to enforce any provision of this Separation Agreement.

15. Severability. If any portion, provision or part of this Separation Agreement is held, determined or adjudicated to be invalid, unenforceable or void for any reason whatsoever, each such portion, provision or part shall be severed from the remaining portions, provisions or parts of this Separation Agreement and shall not affect the validity or enforceability of such remaining portions, provisions or parts.

16. Entire Agreement. This Separation Agreement between you and the Company will be in consideration of the mutual promises described above. Also, this Agreement will constitute the entire agreement between you and the Company with respect to your separation from employment. There are no other agreements, written or oral, expressed or implied, between the parties hereto, concerning the subject matter hereof, except the agreements set forth in this Separation Agreement.

17. Section 409A Compliance. To the extent applicable, it is intended that this Separation Agreement comply with the provisions of Section 409A of the Internal Revenue Code, and this Separation Agreement shall be construed and applied in a manner consistent with this intent. Notwithstanding any other provision herein to the contrary, to the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Separation Agreement is subject to Code Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred, and (iii) your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

18. Withholding. All payments made to you pursuant to this Separation Agreement are subject to all applicable federal, state and local tax and other withholdings required by law. You acknowledge and agree that all taxes imposed on you by reason of the payments and benefits hereunder are your sole responsibility and the Company is in no way indemnifying you or holding you harmless in respect of any such taxes. The Company shall not be liable to you (or any other individual claiming a benefit through you) for any tax, interest, or penalties you may owe as a result of compensation paid under this Separation Agreement, and the Company shall have no obligation to indemnify or otherwise protect you from the obligation to pay any taxes.

19. Headings. The headings used herein are for the convenience of reference only and do not constitute part of this Separation Agreement. The headings shall not be deemed to limit or otherwise affect any of the provisions of this Separation Agreement.

20. Counterparts. This Separation Agreement may be executed in one or more counterparts, including emailed or telecopied facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. Company Cooperation. In connection with any future disposition by you, your family members or any entity affiliated with you or with your family members of any securities of the Company that bear a restrictive legend, the Company shall cause such legend to be removed and the Company shall cause to be issued a certificate without such legend to the holder of the securities upon which it is stamped, if, unless otherwise required by state securities laws, such holder provides the Company with reasonable assurance that such securities can be sold, assigned or transferred pursuant to Rule 144 under the Securities Act (“Rule 144”) (in which case, the Company shall facilitate the removal of the legend; provided, however, the Company shall not be required to furnish an opinion of counsel to facilitate any sale, assignment or transfer pursuant to Rule 144 at any time that such securities are registered for resale under the Securities Act).

We are pleased that we were able to part ways on these amicable terms. We wish you every success in your future endeavors.

Sincerely,

Quotient Limited

By:	/s/ Heino von Prondzynski

Name:	Heino von Prondzynski

Title:	Chairman

By signing below, I acknowledge that I have been given the opportunity to review this Separation Agreement carefully; that I have read this Agreement and understand the terms of the Agreement; and that I voluntarily agree to them.

ACCEPTED AND AGREED TO BY:

/s/ Paul Cowan

Name:	Paul Cowan

Date:	May 10, 2018

/s/ Deidre Cowan

Name:	Deidre Cowan

Date:	May 10, 2018